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[CYTOGEN LOGO]


                        FOR IMMEDIATE RELEASE FEB.1, 1999



Contact: Corporate Communications
         CYTOGEN Corporation
         (609) 750-8224


   CYTOGEN REPORTS FOURTH QUARTER AND YEAR-END 1998 RESULTS

  Net Loss, Operating Expenses Down; ProstaScint(R) Sales Up

PRINCETON, NJ, FEB 1, 1999 -CYTOGEN Corporation (NASDAQ: CYTO) today reported its financial results for the fourth quarter and year ended December 31, 1998. Fourth-quarter and full year net loss per share were $0.01 and $0.24, compared to a net loss per share of $0.12 and $0.63 for the comparable periods in 1997.

Fourth-quarter 1998 highlights include:
- Net loss per share decreased by 92%, down to $0.01, from the fourth quarter of 1997.
- Operating expenses decreased by 22% from the fourth quarter of 1997, excluding the impact of a $4.0 million one-time charge for the Quadramet(R) manufacturing agreement.
- ProstaScint sales of $1.8 million, a 40% increase from the fourth quarter of 1997.

These improvements demonstrate the bottom-line benefits of CYTOGEN's restructuring, according to President and Chief Executive Officer H. Joseph Reiser, Ph.D., commenting on 1998 results: "This was a milestone year for CYTOGEN," Reiser said. "Our Company worked very hard to streamline, refocus and aggressively achieve our goals. Three areas of CYTOGEN's 1998 year-end results best illustrate those achievements compared to last year -- a 62% reduction in net loss per share, a 21% reduction in operating expenses and a 57% increase in ProstaScint sales." Reiser noted that the significant steps taken in 1998 toward expense reduction will be fully realized beginning in the first quarter of 1999.

Reiser, also reflecting on the difficult decisions that impacted 1998 overall, cited the resolve of the Company's employees in the year's achievements. "I'm proud of the commitment, and performance, of CYTOGEN employees," he said. "Their efforts consistently moved us forward through the year's challenges and made 1998's progress possible. I'm confident CYTOGEN is now well poised to pursue growth and profitability in 1999."

For the fourth quarter of 1998, total revenues were $10.5 million compared to $4.2 million for the same period in 1997. Product related revenues for the fourth quarter of 1998 were $2.7 million. The results included the increase in ProstaScint sales over 1997 fourth quarter sales of $1.3 million; Quadramet revenues of $0.7 million reflected product sales in the absence of a marketing partner; fourth quarter 1997 Quadramet revenues of $1.6 million were based upon minimum royalties under the previous marketing arrangement. OncoScint(R) sales were unchanged in the fourth quarters of 1998 and 1997.
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Most of fourth quarter 1998 revenue was due to the completion of the $8.0 million Quadramet licensing agreement with Berlex Laboratories, of which $7.1 million was recorded as revenue, with the balance recorded as proceeds from the common stock warrant issued to Berlex.

Total revenues for 1998 were $19.9 million compared to $14.4 million for 1997. Product related revenues for 1998 were $10.6 million, an increase of $2.1 million over 1997, primarily due to a $2.3 million increase in ProstaScint sales, offset by a slight decline in revenues from other products. License and contract revenues increased by $3.4 million in 1998 due to the $7.1 million in revenues recorded on the Quadramet licensing agreement and a $0.6 million increase in contract manufacturing revenue, partially offset by a $2.4 million decrease in contract research revenues. 1997 license and contract revenues also included a $2.0 million payment received upon clearance of Quadramet by the Food and Drug Administration.

For the fourth quarter of 1998, operating expenses were $10.9 million, compared to $8.9 million for the comparable 1997 quarter. Fourth quarter 1998 results included the $4.0 million expense for securing a Quadramet manufacturing agreement with DuPont, $0.5 million in Quadramet manufacturing costs, and a $0.2 million charge related to work force reductions.

For the year ended December 31, 1998, operating expenses were $35.8 million, compared to $45.4 million in 1997. 1998 operating expenses included $1.4 million of restructuring costs associated with the closure of the Company's Cellcor operations and corporate downsizing, $0.5 million in costs related to the implementation of the Company's turnaround plan, the $4.0 million expense for the Quadramet manufacturing commitment, and $1.0 million in Quadramet manufacturing charges. 1997 operating expenses included a one-time charge of $7.5 million of product acquisition costs and a $4.0 million payment for the FDA clearance of Quadramet. Exclusive of these items, the decrease in operating expenses year over year was primarily due to decreased research and development costs.

Beginning in January 1999, the Company's cost of goods sold will be reduced from fourth quarter and full year levels due to the January 1999 sale of the manufacturing facility and the lack of further obligations for Quadramet manufacturing costs.

As of December 31, 1998, cash and cash equivalents and net tangible assets were $3.0 million and $443,000 respectively. On a pro forma basis, cash and cash equivalents and net tangible assets were $10.5 million and $5.7 million, respectively, after giving effect to the $3.3 million gain on the sale of the manufacturing facility, the sale of $2.0 million of common stock and the collection of a $2.5 million receivable from the December sale of common stock.

Attached are CYTOGEN's Condensed Consolidated Balance Sheet and Condensed Consolidated Statements of Operations.

CYTOGEN is a biopharmaceutical company engaged in the development, manufacture and commercialization of products for the targeted delivery of diagnostic and therapeutic substances directly to disease sites.
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CYTOGEN has demonstrated its ability to develop new technology from early discovery through clinical development, regulatory approval and commercial scale biologic manufacturing. CYTOGEN has three FDA-approved products on the market: ProstaScint, a prostate cancer imaging agent; Quadramet, for the treatment of pain from cancer that has spread to the bone, and OncoScint, an imaging agent for colorectal and ovarian cancers.

Visit CYTOGEN's website at http://www.cytogen.com

Information in this press release, which is not historical, is forward looking and involves risks and uncertainties. Actual results may differ materially for various reasons, including the Company's ability to carry out its business plan and successful development and commercial acceptance of CYTOGEN's products, and other factors discussed in the Company's filings with the Securities and Exchange Commission.


                           # # #

               -Financial Statements Follow-






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                               CYTOGEN CORPORATION AND SUBSIDIARIES
                         (All amounts in thousands except per share data)
                                            (Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEETS
                                                     DECEMBER 31, 1998          DECEMBER 31,
                                                   ACTUAL   PRO FORMA(1)           1997
                                                   ------   ------------           ----
ASSETS
   Cash and Cash Equivalents                       $ 3,015   $ 10,522            $ 7,401
   Receivable on Common Stock Sold                   2,500       --                 --
   Accounts Receivable, net                          1,362      1,362              4,064
   Property and Equipment                            2,625      2,338              3,912
   Investment in Subsidiary                           --         --               10,343
   Other Assets                                      1,398      1,398              1,835
                                                   -------   --------            -------
        Total Assets                               $10,900   $ 15,620            $27,555
                                                   =======   ========            =======

LIABILITIES & STOCKHOLDERS' EQUITY
   Accounts Payable & Accrued Liabilities          $ 7,386   $  7,536            $ 5,662
   Other Current Liabilities                           848        121              1,739
   Long-Term Liabilities                             2,223      2,223             10,171
   Stockholders' Equity                                443      5,740              9,983
                                                   -------   --------            -------

        Total Liabilities & Stockholders' Equity   $10,900   $ 15,620            $27,555
                                                   =======   ========            =======

(1)   Reflects sale of common stock and sale of the Company's manufacturing facility

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                          THREE MONTHS ENDED          YEAR-ENDED
                                              DECEMBER 31,            DECEMBER 31,
                                          ------------------         -------------
                                           1998        1997        1998        1997
                                           ----        ----        ----        ----

REVENUES
   Product Sales                        $  2,732    $  1,544    $  8,976    $  5,252
   Royalty Revenues                         --         1,630       1,664       3,282
   License and Contract                    7,783       1,052       9,239       5,886
                                        ---------   ---------   ---------   ---------

        Total Revenues                    10,515       4,226      19,879      14,420

OPERATING EXPENSES                        10,929       8,853      35,794      45,447
GAIN ON SALE OF TARGON SUBSIDIARY           --          --        (2,833)       --
INTEREST EXPENSE (INCOME), NET                72          (7)         70        (315)
                                        ---------   ---------   ---------   ---------

NET LOSS                                    (486)     (4,620)    (13,152)    (30,712)
DIVIDENDS, INCLUDING DEEMED DIVIDENDS
  ON PREFERRED STOCK                        --        (1,352)       (119)     (1,352)
                                        ---------   ---------   ---------   ---------

NET LOSS TO COMMON STOCKHOLDERS         $   (486)   $ (5,972)   $(13,271)   $(32,064)
                                        =========   =========   =========   =========

BASIC AND DILUTED
  NET LOSS PER COMMON SHARE             $  (0.01)   $  (0.12)   $  (0.24)   $  (0.63)
                                        =========   =========   =========   =========

BASIC AND DILUTED WEIGHTED AVERAGE
  COMMON SHARES OUTSTANDING               59,446      51,167      56,419      51,134
                                        =========   =========   =========   =========

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